EXHIBIT 5.1

June 14, 2024

Agile Therapeutics, Inc.

500 College Road East, Suite 310

Princeton, NJ 08540

RE: Agile Therapeutics, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the filing of a Registration Statement on Form S-1, filed by Agile Therapeutics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about June 14, 2024 (such registration statement, the “Registration Statement”) relating to the offering and resale by the selling stockholder, Armistice Capital Master Fund Ltd. (the “Holder”), of up to 7,785,144 shares of our common stock par value $0.0001 per share (the “Shares”) consisting of: (a) 3,992,572 shares of common stock issuable upon the exercise of a new common stock purchase warrant issued to the Holder on February 26, 2024, at an exercise price of $1.00 per share and with a five-year exercise period (the “Five-Year Warrant”) and (b) 3,792,572 shares of common stock issuable upon the exercise of a common stock purchase warrant issued to Holder on February 26, 2024, at an exercise price of $1.00 per share and with an eighteen-month exercise period (the “Eighteen-Month Warrant”, and together with the Five-Year Warrant, the “Warrants”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

As counsel to the Company, in rendering the opinions hereinafter expressed, we have examined and relied upon originals or copies of such corporate records, agreements, documents and instruments as we have deemed necessary or advisable for purposes of this opinion, including (i) the amended and restated certificate of incorporation, as amended (the “Charter”), and amended and restated bylaws of the Company, (ii) the Registration Statement and the exhibits thereto filed with the Commission, (iii) the prospectus contained within the Registration Statement, (iv) the Warrant Exercise Agreement, dated as of February 22, 2024, by and between the Holder and the Company, (v) the Warrants, (vi) copies of resolutions adopted by the Board of Directors of the Company at any meeting duly called and held or by written consent without a meeting, and (vii) copies of resolutions adopted by the stockholders of the Company at any meeting duly called and held.

In rendering the opinions contained herein, we have assumed the genuineness of all signatures on all documents examined by us, the legal capacity of all natural persons signing such documents, the due authority of all parties, other than the Company, signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

In addition, we have assumed that: (a) the Registration Statement becomes and remains effective, and the prospectus which is a part of the Registration Statement, and the prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion, (b) the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto, and (c) all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof.

The enforcement of any obligations of the Company may be limited by bankruptcy, insolvency, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors’ rights and remedies, including, without limitation, fraudulent conveyance and fraudulent transfer laws.

Our opinions are subject to the effects of general principles of equity (whether considered in a proceeding at law or in equity), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality and reasonableness, and the implied duty of good faith and fair dealing.

This opinion is limited solely to the Delaware General Corporation Law without regard to choice of law, to the extent that the same may apply to or govern the transactions contemplated by the Registration Statement. We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion.

Based on such examination and subject to the foregoing, we are of the opinion that:

(a) the Shares which may be issued from time to time upon the exercise of the Warrants have been duly and validly authorized and, upon exercise of the Warrants and payment of the exercise price in accordance with the terms and conditions thereof, and assuming no change in the applicable law or facts, the Shares will be validly issued, fully paid and non-assessable; and

(b) the Warrants are valid and binding obligations of the Company.

We hereby consent to the reference to this firm therein and under the heading “Legal Matters” in the Prospectus included in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. In rendering this opinion, we are opining only as to the specific legal issues expressly set forth herein, and no opinion shall be inferred as to any other matter or matters. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP